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                 May 22, 2023

       Sid Toama
       Chief Executive Officer
       Troika Media Group, Inc.
       25 West 39th Street, 6th Floor
       New York, NY 10018

                                                        Re: Troika Media Group,
Inc.
                                                            Registration
Statement on Form S-3
                                                            Filed May 12, 2023
                                                            File No. 333-271889

       Dear Sid Toama:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

             Please contact Aliya Ishmukhamedova, Staff Attorney, at 202-551-7519 or Jan
       Woo, Legal Branch Chief, at 202-551-3453 with any questions.




                 Sincerely,


                 Division of Corporation Finance

                 Office of Technology
       cc:                                              Maurice Lefkort